Exhibit 99.1

Press Release

Contact:	United Community Bancorp

Elmer G. McLaughlin, President and Chief Executive Officer

(812) 537-4822

United Community Bancorp Reports Second Quarter Results

Lawrenceburg, Indiana – February 4, 2016 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $978,000, or $0.24 per diluted share, for the quarter ended December 31, 2015. Net income increased by $310,000, or 46.4%, as compared to the quarter ended December 31, 2014. Earnings per diluted share for the quarter ended December 31, 2015 increased by 60.0% when compared to the quarter ended December 31, 2014 primarily due to an increase in earnings and a decrease in the weighted-average shares outstanding as a result of the Company’s previously announced stock repurchases, which concluded in November 2015.

The Company also reported net income of $1.7 million for the six months ended December 31, 2015, which represented an increase of $530,000, or 46.2% over the six months ended December 31, 2014. Earnings per diluted share for the six months ended December 31, 2015 increased by 60.0% when compared to the same period in the prior year primarily due to an increase in earnings and a decrease in the weighted-average shares outstanding as a result of the Company’s previously announced stock repurchases, which concluded in November of 2015.

United Community Bancorp

Summarized Statements of Income

(In thousands, except per share data)

	For the six months ended
	12/31/2015	12/31/2014
	(Unaudited)	(Unaudited)
Interest income	$7,841	$7,568
Interest expense	1,127	1,260
Net interest income	6,714	6,308

Provision for loan losses	89	45
Net interest income after provision for loan losses	6,625	6,263

Total noninterest income	2,420	1,857
Total noninterest expense	7,153	6,818
Income before income taxes	1,892	1,302

Income tax provision	215	155
Net income	$1,677	$1,147

Basic earnings per share	$0.40	$0.25
Diluted earnings per share	$0.39	$0.25

Weighted average shares outstanding:
Basic	4,245,039	4,502,524
Diluted	4,275,591	4,502,524

Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
(In thousands, except for per share data)	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014

ASSETS
Cash and Cash Equivalents	$23,456	$21,997	$18,522	$23,558	$21,016
Investment Securities	186,663	196,399	210,664	205,977	198,231
Loans Receivable, net	263,327	263,540	253,828	253,885	249,611
Other Assets	36,734	37,958	38,171	39,058	40,080
Total Assets	$510,180	$519,894	$521,185	$522,478	$508,938

LIABILITIES
Municipal Deposits	$95,192	$102,348	$103,222	$100,628	$98,082
Other Deposits	331,894	328,848	329,315	331,054	322,470
FHLB Advances	13,000	13,000	13,000	13,000	15,000
Other Liabilities	2,790	4,325	4,211	5,965	2,598
Total Liabilities	442,876	448,521	449,748	450,647	438,150
Commitments and contingencies	-	-	-	-	-
Total Stockholders' Equity	67,304	71,373	71,437	71,831	70,788
Total Liabilities & Stockholders' Equity	$510,180	$519,894	$521,185	$522,478	$508,938

Outstanding Shares	4,201,326	4,530,482	4,610,839	4,634,608	4,634,608
Tangible Book Value per share	$15.33	15.11	14.85	14.86	14.62

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
	(for the three months ended, in thousands, except per share data)

Interest Income	$3,883	$3,958	$3,882	$3,782	$3,807
Interest Expense	526	601	558	557	583
Net Interest Income	3,357	3,357	3,324	3,225	3,224

Provision for (Recovery of) Loan Losses	45	44	(104)	(289)	36
Net Interest Income after Provision
for (Recovery of) Loan Losses	3,312	3,313	3,428	3,514	3,188

Total Noninterest Income	1,353	1,067	856	683	973
Total Noninterest Expense	3,528	3,625	3,467	3,355	3,412
Income before Tax Provision	1,137	755	817	842	749
Income Tax Provision	159	56	122	148	81
Net Income	$978	$699	$695	$694	$668

Basic Earnings per Share	$0.24	$0.16	$0.16	$0.16	$0.15
Diluted Earnings per Share	$0.24	$0.16	$0.16	$0.16	$0.15

Weighted Average Shares Outstanding:

Basic	4,120,938	4,368,527	4,420,506	4,428,861	4,421,455
Diluted	4,156,239	4,406,759	4,439,931	4,428,861	4,421,455

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Performance Ratios:
Return on average assets (1)	0.76%	0.54%	0.53%	0.54%	0.52%
Return on average equity (1)	6.07%	3.91%	3.86%	3.88%	3.78%
Interest rate spread (2)	2.74%	2.78%	2.72%	2.70%	2.69%
Net interest margin (3)	2.81%	2.81%	2.76%	2.73%	2.72%
Noninterest expense to average assets (1)	2.74%	2.79%	2.66%	2.62%	2.65%
Efficiency ratio (4)	74.90%	82.00%	82.94%	85.76%	81.30%
Average interest-earning assets to
average interest-bearing liabilities	107.83%	107.49%	108.15%	106.79%	107.41%
Average equity to average assets	12.52%	13.76%	13.78%	13.96%	13.74%

Bank Capital Ratios:

Tangible capital	11.40%	11.68%	11.47%	12.22%	12.27%

Core capital	11.40%	11.68%	11.47%	12.22%	12.27%

Total risk-based capital	22.68%	23.36%	23.80%	24.85%	25.99%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	1.94%	2.23%	2.50%	2.86%	2.97%
Nonperforming assets as a percent
of total assets	1.08%	1.21%	1.30%	1.48%	1.63%
Allowance for loan losses as a percent
of total loans	1.77%	1.91%	1.98%	1.97%	1.99%
Allowance for loan losses as a percent
of nonperforming loans	91.25%	85.56%	78.95%	68.66%	67.12%
Net charge-offs (recoveries) to average
outstanding loans during the period (1)	0.61%	0.03%	(0.22)%	(0.20)%	0.68%

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended December 31, 2015:

Net income totaled $978,000 for the quarter ended December 31, 2015, which represented an increase of $310,000, or 46.4% when compared to the quarter ended December 31, 2014.

The improvement in net income was primarily the result of improved net interest income and an increase in non-interest income. Net interest income totaled $3.4 million for the quarter ended December 31, 2015, which represented an increase of $133,000, or 4.1% when compared to the quarter ended December 31, 2014. The growth in the Company’s core business was the result of an increase in interest income as well as a decrease in interest expense. Interest income increased by $76,000 due to a $15.1 million increase in the average balance of loans and an increase in the average rate earned on investment securities to 2.15% in the current year quarter from 1.91% in the prior year quarter, partially offset by a decrease in the average rate earned on loans to 4.38% in the current year quarter from 4.60% in the prior year quarter, and a $13.7 million decrease in the average balance of investments. Interest expense decreased $57,000 primarily due to a decrease in the average rate paid on deposits from 0.49% in the prior year quarter to 0.43% in the current year quarter, partially offset by a $4.1 million increase in the average balance of deposits when compared to the prior year quarter. The increase in loan balances is primarily the result of our continued controlled growth strategies in mortgage and commercial lending including the hiring of several commercial lenders in the last year. The increase in investment yield is primarily the result of divesting lower yielding mortgage-backed securities and increasing the allocation to higher yielding municipal bonds.

Asset quality continued to improve over the three-month period ended December 31, 2015 as the Bank continues to focus on improving asset quality and reducing nonperforming assets. Nonperforming assets as a percentage of total assets decreased from 1.21% at September 30, 2015 to 1.08% at December 31, 2015, and nonperforming loans as a percentage of total loans decreased from 2.23% at September 30, 2015 to 1.94% at December 31, 2015. The provision for loan losses was $45,000 for the quarter ended December 31, 2015, which represented an increase of $9,000 compared to the quarter ended December 31, 2014.

Noninterest income totaled $1.4 million for the quarter ended December 31, 2015, which represented an increase of $380,000, or 39.1% when compared to the quarter ended December 31, 2014. The increase was primarily due to a $210,000 increase in income from Bank Owned Life Insurance, which was received as a result of the death benefit for a director. The increase was also due to a $40,000 increase in service charge income on deposit accounts, a $33,000 increase in profit on the sale of mortgage loans, and a $36,000 increase in the fair value of mortgage servicing rights, as compared to a $44,000 decrease in the fair value of mortgage servicing rights in the prior year quarter.

Noninterest expense totaled $3.5 million for the quarter ended December 31, 2015, which represented an increase of $116,000, or 3.4% when compared to the quarter ended December 31, 2014. The increase was primarily due to an increase in compensation expense of $208,000. This increase was partially offset by a $20,000 decrease in premises and occupancy expense and an $81,000 decrease in data processing expense. The increase in compensation expense is primarily due to salary increases provided to employees in the normal course of business, and an increase in the number of commercial lenders in the last year. The commercial lending department has been expanded to enable the Bank to execute its controlled growth strategy to prudently increase commercial and real estate lending.

For the six months ended December 31, 2015:

Net income totaled $1.7 million for the six months ended December 31, 2015, which represented an increase of $530,000, or 46.2%, when compared to the six months ended December 31, 2014.

The improvement in net income is primarily the result of improved net interest income and an increase in non-interest income related to the receipt of a death benefit from the passing of two directors. Net interest income totaled $6.7 million, which represented an increase of $406,000, or 6.4%, when compared to the six months ended December 31, 2014. The growth in the Company’s core business was due to an increase in interest income and a decrease in interest expense. Interest income increased by $273,000 primarily due to a $14.0 million increase in the average balance of loans as well as an increase in the average rate earned on investment securities to 2.13% for the six months ended December 31, 2015 compared to 1.82% for the prior year period, partially offset by a decrease in the average rate earned on loans to 4.43% for the six months ended December 31, 2015 from 4.62% for the prior year period and a decrease in the average balance of investments to $193.0 million for the six months ended December 31, 2015 compared to $202.2 million for the prior year period. Interest expense decreased by $133,000, primarily as a result of a decrease in the average interest rate paid on deposits to 0.47% for the six months ended December 31, 2015 from 0.53% for the prior year period. Changes in interest rates are primarily due to higher rate certificates of deposit maturing.

The provision for loan losses was $89,000 for the six months ended December 31, 2015, which represented an increase of $44,000 compared to the six months ended December 31, 2014. Nonperforming assets as a percentage of total assets decreased from 1.30% at June 30, 2015 to 1.08% reflecting the continuing efforts of management to improve asset quality and reduce nonperforming assets. Nonperforming loans as a percentage of total loans decreased from 2.50% at June 30, 2015 to 1.94% at December 31, 2015.

Noninterest income totaled $2.4 million for the six months ended December 31, 2015, which represented an increase of $563,000, or 30.3% compared to the prior year period. The increase was primarily due to a $265,000 increase in income from Bank Owned Life Insurance. The increase was due to the receipt of death benefits from the passing of two directors (one previously retired) during the period. The increase in non-interest income is also due to a $112,000 increase in service charges on deposit accounts, a $96,000 increase on gain on sale of mortgage loans, a $113,000 increase on gain on sale of investments, and a $3,000 decrease in the fair value of mortgage servicing rights , as compared to a larger $107,000 decrease in the fair value of mortgage servicing rights in the prior year period.

Noninterest expense totaled $7.2 million for the six months ended December 31, 2015, which represented an increase of $335,000, or 4.9%, compared to six months ended December 31, 2014. The increase in noninterest expense was primarily the result of an increase of $552,000 in compensation expense, partially offset by a decrease in premises and occupancy expense of $97,000, a decrease in deposit insurance of $20,000, a decrease in advertising expense of $27,000, and a decrease of $101,000 in data processing expenses. The increase in compensation expense is primarily due to salary increases provided to employees in the normal course of business and an increase in the number of commercial lenders in the last year. The commercial lending department has been expanded to enable the Bank to execute its controlled growth strategy to prudently increase commercial and real estate lending. The decrease in data processing expense is primarily due to nonrecurring items in the prior period with no corresponding expense in the current period.

Statement of Financial Condition:

Total assets were $510.2 million at December 31, 2015, compared to $521.2 million at June 30, 2015. A $24.0 million decrease in investment securities was partially offset by a $4.9 million increase in cash and cash equivalents and a $9.5 million increase in loans. The investment balances decreased partially due to normal amortization and maturities during the period. There were also sales of $26.4 million during the period, which generated cash proceeds of $8.6 million. The proceeds from the sales were used to fund new loans, which is expected to enhance the Bank’s net interest margin as well as increase interest income in the future.

Total liabilities decreased $6.8 million from $449.7 million at June 30, 2015 to $442.9 million at December 31, 2015 primarily due to a $5.5 million decrease in deposits during the current year period and a $1.4 million decrease in other liabilities.

Stockholders’ equity totaled $67.3 million as of December 31, 2015, which represented a decrease of $4.1 million when compared to June 30, 2015. Net income of $1.7 million for the six months ended December 31, 2015, and a decrease in the unrealized loss on available-for-sale securities of $336,000 were offset by stock repurchases totaling $6.1 million and dividends paid totaling $482,000. There were 4,201,326 and 4,634,608 outstanding shares of common stock at December 31, 2015 and 2014, respectively. For all periods presented, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2015 filed with the SEC on September 28, 2015 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.